Exhibit 99.2

[LETTERHEAD OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED]

March 9, 2015

The Board of Directors

City National Corporation

555 South Flower St., 18th Floor

Los Angeles, CA 90071

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated January 21, 2015, to the Board of Directors of City National Corporation (“City National”) as Appendix C to, and reference thereto under the headings “Summary—Opinions of City National’s Financial Advisors,” “Risk Factors,” “The Merger—Background of the Merger,” “The Merger—City National’s Reasons for the Merger; Board Recommendation of the City National Board of Directors” and “The Merger—Opinions of City National’s Financial Advisors” in the joint proxy statement/prospectus relating to the proposed transaction involving City National and Royal Bank of Canada (“RBC”), which joint proxy statement/prospectus forms a part of the Registration Statement on Form F-4 of RBC (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated

MERRILL LYNCH, PIERCE, FENNER & SMITH

      INCORPORATED